PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

May 14, 2020

To Whom It May Concern:

We hereby consent to the incorporation by reference in this annual report on Form 10-K of American Rebel Holdings, Inc., Inc. of our report dated on April 5, 2019, on the audit of the consolidated financial statements of American Rebel Holdings, Inc. as of December 31, 2018, and the related statements of operations, stockholders’ equity and cash flows for the year then ended.

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board